SILLENGER EXPLORATION CORP.

Sillenger Completes Divestiture of Equatorial Guinea Contract in Exchange for Equity Interest
TORONTO, Ontario – July 13, 2011 – (Marketwire) – Sillenger Exploration Corp. (“Sillenger”) (OTCQB:SLGX), is pleased to announce that it has completed an agreement (the “Brilliant/Ivory Agreement”) with Brilliant Mining Corp. (“Brilliant”) (TSXV:BLT) and its subsidiary, Ivory Resources Inc. (“Ivory”), pursuant to which Sillenger received CDN$2 million worth of securities of Brilliant in exchange for the release of Sillenger’s rights in a contract with the government of the Republic of Equatorial Guinea (the “EG Agreement”).

Sillenger originally received an assignment of the EG Agreement from FCMI Global Inc. (“FCMI”) in June 2010.  The EG Agreement provides that FCMI will fly an aerial survey over certain parts of Equatorial Guinea in exchange for certain concessions to exploit the natural resources discovered as a result of such aerial survey.  Pursuant to the Brilliant/Ivory Agreement, Ivory, or its designee, acquired all of the outstanding shares of FCMI and a release from Sillenger of its rights in the EG Agreement in exchange for the issuance to Sillenger of 7,407,407 units of Brilliant (the “Units”) at a deemed issue price of $0.27 CDN per Unit for an aggregate value of $2,000,000 CDN. Each Unit consists of one Common Share of Brilliant and one Common Share purchase warrant, which entitles the holder to acquire one (1) Common Share of Brilliant at an exercise price of $0.45 CDN for a period of two (2) years from the date of issuance. The Units are subject to a standard four (4) month hold period.  On May 11, 2011, Brilliant also announced the completion of a private placement at $0.27 per Unit for gross proceeds of $23,000,000.

“This transaction is an endorsement of our business model as a catalyst for governments to attract foreign investment to help unlock their natural resource wealth, promote private sector growth, and establish the foundations for sustainable economic prosperity.” stated Mr. John Gillespie, President of Sillenger. “The Brilliant Units represent Sillenger’s ongoing carried interest in the Equatorial Guinea project, and are a tangible asset that could potentially add significant future value for Sillenger shareholders”

About Sillenger Exploration Corp.

Sillenger is a natural resource development company dedicated to bringing a progressive, creative and proprietary approach to natural resource exploration.

The Sillenger CLP Claims Licensing Program® is a turnkey process used in partnership with Governments to improve the way their natural resources are managed. Sillenger’s Government partners provide a “fast-track” to expediting all necessary permits, licenses, legal, and other bureaucratic documentation and procedures that exploration and extraction companies would require in order to begin their work programs in these countries.

Forward-Looking Statements

Information in this press release may contain 'forward-looking statements.' Statements describing objectives or goals or Sillenger future plans are also forward-looking statements and are subject to risks and uncertainties, including the financial performance of Sillenger and market valuations of its stock, which could cause actual results to differ materially from those anticipated. Forward-looking statements in this news release are made pursuant to the 'Safe Harbor' provisions of the United States Private Securities Litigation Reform Act of 1995.

Contact:

Sillenger Exploration Corp
Email: info@sillenger.com
Website: http://www.sillenger.com